STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into this 26th day of December 2007, by and between PNG Holdings LLC, a limited liability company (the "Buyer"), and the Sellers listed on Schedule I hereto (each, a "Seller" and collectively, the "Sellers").

                              W I T N E S S E T H:

     WHEREAS, the Sellers own shares of common stock, par value $0.01 per share, of Penn National Gaming, Inc., a Pennsylvania corporation (the "Company");

     WHEREAS, as set forth in the resolutions of the Board of Directors of the Company (the "Board") attached hereto as Exhibit A, the Board has approved a waiver of the standstill provisions of that certain letter agreement, dated April 23, 2007, between the Company and Fortress Investment Group, LLC, an affiliate of the Buyer, with respect to the transactions contemplated by this Agreement;

     WHEREAS, the Buyer desires to purchase from each Seller, and each Seller desires to sell to the Buyer, that number of shares of common stock of the Company set forth opposite such Seller's name on Schedule I hereto (the "Securities"), upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                SALE AND PURCHASE

     Section 1.1. Subject to the terms and conditions set forth in this Agreement and in reliance upon each Seller's and the Buyer's representations set forth below, on the Closing Date (as defined below) each Seller shall sell, assign, transfer, convey and deliver the Securities to the Buyer, and the Buyer shall purchase the Securities from each Seller, for an aggregate amount in cash set forth opposite each Seller's name on Schedule I hereto (the "Purchase Price"). Notwithstanding anything in this Agreement to the contrary, the Buyer shall not be obligated to purchase any of Seller's Securities at the Closing (as defined below) unless the Buyer purchases all of the Securities from each Seller at the Closing.

     Section 1.2. The closing of such sale and purchase (the "Closing") shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019-6099, as of the date hereof, or at such other location, time or date as the Sellers and the Buyer shall mutually select, but in no event later than December 31, 2007 (the "Closing Date"). At the Closing, each Seller shall deliver to the Buyer or its designees the Securities to be sold by such Seller. Delivery of the Securities shall be made through the facilities of The Depository Trust Company. In full consideration and exchange for the Securities to be sold by such Seller, the Buyer shall thereupon pay to each Seller the applicable Purchase Price.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF EACH SELLER

     Each Seller represents and warrants to the Buyer that:

     Section 2.1. The Seller has valid and marketable title to the Securities set forth opposite such Seller's name on Schedule I hereto, and the sale and transfer of the Securities by the Seller to the Buyer hereunder will vest title to the Securities in the Buyer.

     Section 2.2. The Securities are owned by the Seller free and clear of any security interest, lien, claim or other encumbrance or any restriction on transfer, except restrictions on transfer arising pursuant to the Securities Act of 1933, as amended, ("Encumbrances") and will be transferred to the Buyer free of any Encumbrances.

     Section 2.3. The Seller has full power and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

     Section 2.4. No consent, approval, authorization or order of any court, governmental agency or body having jurisdiction over the Seller is required for the execution, delivery or performance of the Seller of its obligations hereunder, including, without limitation, the sale of the Securities.

     Section 2.5. Each Seller is a sophisticated investor and has the appropriate knowledge and experience in financial and business matters to evaluate, negotiate and implement the sale of the Securities. Each Seller has been afforded the opportunity to consult with such financial, investment, legal and tax experts as such Seller deems appropriate in connection with the sale of the Securities. Each Seller has adequate information with respect to the business, financial affairs and prospects of the Company to evaluate the merits and risks of the sale of the Securities. Each Seller acknowledges that Buyer and its affiliates possess or have access to or the benefit of material non-public information regarding the Company and its subsidiaries ("Confidential Information") that may not have been communicated to such Seller, and each Seller further acknowledges that it is proceeding with the transactions contemplated hereby knowingly and voluntarily without access to or the benefit of such Confidential Information. Each Seller hereby waives any and all claims he may have or may hereafter acquire against Buyer or its affiliates or any of their respective partners, members, officers, directors, employees, agents or representatives relating to any failure by any of them to disclose Confidential Information in connection with the sale of the Securities contemplated hereby.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each Seller as follows:

     Section 3.1. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

     Section 3.2. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder in accordance with its terms.

     Section 3.3. The Buyer has taken all action necessary for the authorization, execution, delivery, and performance of this Agreement and its obligations hereunder, and, upon execution and delivery by the Sellers and the Buyer, this Agreement shall constitute the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

     Section 3.4. No consent, approval, authorization or order of any court, governmental agency or body having jurisdiction over the Buyer is required for the execution, delivery or performance of the Buyer of its obligations hereunder, including, without limitation, the purchase of the Securities.

     Section 3.5. The Buyer is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended, and is acquiring the Securities solely for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Securities.

     Section 3.6. Buyer has adequate information with respect to the business, financial affairs and prospects of the Company to evaluate the merits and risks of the purchase of the Securities. Buyer acknowledges that each Seller may possess or have access to or the benefit of Confidential Information that may not have been communicated to Buyer, and Buyer further acknowledges that it is proceeding with the transactions contemplated hereby knowingly and voluntarily without access to or the benefit of such Confidential Information. Buyer hereby waives any and all claims he may have or may hereafter acquire against each Seller relating to any failure by such Seller to disclose Confidential Information in connection with the sale of the Securities contemplated hereby.

                                   ARTICLE IV

                                    COVENANTS

     Section 4.1. Further Assurances.

     Upon the request of the Buyer at any time after the Closing Date, each Seller shall execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the Buyer may reasonably request in order to perfect title of the Buyer and his successors and assigns to the Securities or otherwise to effectuate the purposes of this Agreement.

                                   ARTICLE V

                            MISCELLANEOUS PROVISIONS

     Section 5.1. Notices.

     (a) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

          (1) if to the Buyer, at c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105 (facsimile: (212) 798-6070), Attention: Randy Nardone, or at such other address or facsimile number as the Buyer may have furnished the Sellers in writing with a copy to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019 (facsimile: (212) 728-8111), Attention: Adam M. Turteltaub, Esq.; and

          (2) if to a Seller, at such address set forth below such Seller's name on Schedule I hereto, or at such other address or facsimile number as such Seller may have furnished the Buyer in writing.

     (b) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

     Section 5.2. Expenses.

     Each party shall bear its own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement.

     Section 5.3. Entire Agreement; Amendment and Waiver.

     This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Sellers and the Buyer.

     Section 5.4. Severability.

     In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

     Section 5.5. Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. This Agreement may be executed by facsimile signatures.

     Section 5.6. Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

     Section 5.7. Paragraph and Section Headings

     The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.



                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as the date first above written.

                                 BUYER:
                                 ------

                                     PNG HOLDINGS LLC

                                     By :  FIF V Voteco LLC, its managing member



                                     /s/ Randal Nardone
                                     -------------------------------------------
                                     Name:  Randal Nardone
                                     Title:



                                 SELLERS:
                                 --------


                                     /s/ Len DeAngelo
                                     -------------------------------------------
                                     Len DeAngelo


                                     /s/ Gene Clark
                                     -------------------------------------------
                                     Gene Clark


                                     /s/ Bill Clifford
                                     -------------------------------------------
                                     Bill Clifford